Exhibit 23.2

October 7, 2025

Re: Consent of Independent Petroleum Consultant

We refer to our report dated January 31, 2025, entitled “Reserves Assessment and Evaluation of Canadian Oil and Gas Properties of Obsidian Energy Ltd. (“Obsidian Energy”) (As of December 31, 2024)” (the “GLJ Report”).

We hereby consent to the use of our name and to the inclusion or incorporation by reference of, reference to, and use of information derived from, the GLJ Report in Obsidian Energy’s Registration Statement on Form S-8.

Yours truly,

GLJ LTD.

/s/ Scott M. Quinell

Scott M. Quinell, P. Eng
Vice President, Corporate Evaluations

1920, 401 – 9th Ave SW Calgary, AB, Canada T2P 3C5 | tel 403-266-9500 | gljpc.com